Exhibit 10.1
Michael Theis, Esq.
Peter Spivack, Esq.
Hogan and Hartson LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
December 17, 2009
Re: Spectranetics Non-Prosecution Agreement
Dear Messrs. Theis & Spivack:
1. On the understandings specified below, the United States Attorney’s Office for the District of Colorado and the United States Department of Justice’s Office of Consumer Litigation (collectively the “Offices”) will not criminally prosecute The Spectranetics Corporation (“Spectranetics”), or any of its direct or indirect subsidiaries, for any crimes (except for criminal tax violations as to which these Offices cannot and do not make any agreement), of which the Offices are aware, related to the conduct by or attributable to Spectranetics that is described in Exhibit A to this agreement, attached hereto, in the District of Colorado concerning a conspiracy to commit mail and wire fraud, smuggling and or other import violations, and to violate provisions of the Food, Drug and Cosmetic Act relating to Spectranetics medical devices from 2003 to 2008.
2. This Non-Prosecution Agreement (“NPA”) does not provide any protection against prosecution for any crimes or other wrongdoing during the relevant time period except as set forth above, and applies only to Spectranetics and its direct and indirect subsidiaries, and not to any other entities nor any individuals.
3. Spectranetics expressly understands that the protections provided to it by this Agreement shall not apply to any successor entities, whether the successor’s interest arises through a merger or plan of reorganization, unless and until such successor formally adopts and executes this Agreement, with the written consent of the Offices herein. The protections arising from this Agreement will not apply to any purchasers of all or substantially all of the assets of Spectranetics, unless such purchaser enters into a written agreement, on terms acceptable to these Offices, agreeing in substance to undertake all obligations set forth in this Agreement. Without limiting the effect of any other provision of this agreement, these Offices understand and Spectranetics agrees that should Spectranetics acquire, directly or indirectly, another entity, via merger, purchase of all or substantially all of their assets or otherwise, Spectranetics will make reasonable efforts to, and will be afforded a prudent period of time to ensure, that the newly-acquired entity adopts and implements a compliance program substantially similar in substance to that adopted by Spectranetics as part of this Agreement and the Corporate Integrity Agreement as described in Paragraph 7 herein.

4. It is understood that Spectranetics:
a.	shall truthfully and completely disclose all information with respect to the activities of Spectranetics, its present and former officers and employees, and others concerning all matters about which these Offices inquire of it, and that such information can be used for any purpose except as otherwise limited by this Agreement;
b.	shall cooperate fully with these Offices, the United States Food and Drug Administration (“FDA”), Immigration and Customs Enforcement, and any other law enforcement or regulatory agencies designated by these Offices. This continued cooperation shall include consenting to any order sought by these Offices permitting disclosure to these Offices of any materials relating to compliance with federal laws that constitute “matters occurring before the grand jury” within the meaning of Rule 6(e) of the Federal Rules of Criminal Procedure;
c.	shall, at these Offices’ request, use its best efforts promptly to secure the attendance and truthful statements or testimony of any officer, agent, or employee at any meeting or interview or before the grand jury or at any trial or any court proceedings;
d.	shall promptly provide these Offices, upon request, any document, record, or other tangible evidence within its possession, custody, or control relating to matters or conduct about which these Offices or any designated law enforcement agency inquires;
e.	shall promptly bring to these Offices’ attention all criminal conduct by or criminal investigations of Spectranetics or its respective senior managerial employees that come to the attention of Spectranetics’ Board of Directors or senior management, as well as any administrative proceeding or civil action brought by any governmental authority that alleges criminal violations by Spectranetics; and,
f.	acknowledges and understands that its future cooperation is an important factor in the decision of these Offices to enter into this NPA, and Spectranetics agrees to continue to cooperate fully with these Offices, and with any other government agency designated by these Offices, regarding any issue about which Spectranetics has knowledge or information with respect to compliance with federal laws.
5. This agreement to cooperate does not apply to any information protected by the attorney-client or attorney work-product privileges (“privileged information”) and nothing in this NPA, including paragraphs 4(a) through (f) above, shall be construed to require Spectranetics to provide any privileged information to these Offices or any other government agency. This agreement to cooperate shall not apply in the event that these Offices pursue a criminal prosecution against Spectranetics. In the event that any materials or information requested pursuant to paragraph 4 of this NPA contains trade secrets, confidential commercial information, or other proprietary information (“proprietary information”), such material or information shall be accompanied by a prominent warning notifying the Offices of the proprietary status of the materials and information, and these Offices will make every good faith effort to protect the proprietary information from public disclosure.

6. Spectranetics accepts and acknowledges responsibility for, and agrees that it will not contest, the facts as set forth in Exhibit A, incorporated herein by reference. Spectranetics further agrees that neither it nor its subsidiaries, through its present or future board of directors, attorneys, officers, agents, or management employees, will make any public statements contradicting any of the facts as set forth in Exhibit A. Any such contradictory public statement by Spectranetics, its subsidiaries, its present or future board of directors, attorneys, officers, agents or management employees, shall constitute a breach of this Agreement, and Spectranetics would be subject to prosecution by these Offices pursuant to the terms of this Agreement. The decision of whether any public statement by any such person contradicting a fact contained in Exhibit A will be imputed to Spectranetics for the purposes of determining whether Spectranetics has breached this agreement shall be at the sole discretion of these Offices. Upon these Offices’ reaching a determination that such a contradictory statement has been made by Spectranetics, these Offices shall notify Spectranetics and Spectranetics may avoid a breach of this Agreement by publicly repudiating such statement after notification by these Offices. This paragraph is not intended to apply to any statement made by any individual in the course of any criminal, regulatory, or civil case initiated by the United States against such individuals unless the individual is speaking on behalf of Spectranetics.
7. It is further understood that Spectranetics shall, in conjunction with this agreement: (a) adhere to and maintain the enhanced corporate compliance procedures Spectranetics has implemented, including but not limited to the measures described in Exhibit A; (b) execute a Civil Settlement Agreement with the United States Attorney for the District of Colorado and the Frauds Section of the Commercial Litigation Branch of the Department of Justice, and; (c) execute a Corporate Integrity Agreement (“CIA”) with the Office of the Inspector General for the United States Department of Health and Human Services that will specify additional protections and procedures to prevent future violations of law.
8. This Agreement, and Spectranetics’ obligations hereunder, shall remain in effect for a term of (a) twenty-four (24) months from the day this Agreement is executed or (b) the date upon which all prosecutions arising out of the conduct described in the opening paragraph of this Agreement (involving Spectranetics, its employees, or any others) are final, whichever is later.
9. It is understood that, should these Offices determine that Spectranetics has committed any crimes during the term of this agreement, or that Spectranetics or any of its representatives have given false, incomplete, or misleading testimony or information, or should Spectranetics otherwise violate any provision of this Agreement, Spectranetics shall thereafter be subject to prosecution for any federal violation of which these Offices have knowledge, including perjury and obstruction of justice; and, any such prosecution that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against Spectranetics, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the commencement of such prosecution.

10. Should these Offices determine, in good faith and in their sole discretion, that during the term of this NPA that Spectranetics has committed any criminal conduct subsequent to the Effective Date of this NPA, Spectranetics shall, in the discretion of these Offices, thereafter be subject to prosecution by these Offices for any criminal conduct subsequent to the Effective Date.
11. It is understood that if these Offices determine that Spectranetics has committed any crime after signing this Agreement or that Spectranetics or any of its representatives have given false, incomplete, or misleading testimony or information, or has otherwise violated any provision of this Agreement, (a) all statements made by Spectranetics’ representatives to these Offices, FDA, Immigration and Customs Enforcement, or other designated law enforcement agents, and any testimony given by Spectranetics’ representatives before a grand jury or other tribunal, whether prior to or subsequent to the signing of this Agreement, and any leads from such statement or testimony shall be admissible in evidence in any criminal proceeding brought against Spectranetics; and (b) Spectranetics shall assert no claim under the United States Constitution, any statute, Rule 410 of the Federal Rules of Evidence, or any other federal rule that such statements or any leads therefrom should be suppressed. It is the intent of this Agreement to waive all rights in the foregoing respects.
12. Nothing in this Agreement shall be construed as a waiver of any attorney-client or work-product privileges. Without limiting the generality of the foregoing, Spectranetics specifically notes that the Offices executed a search warrant at the premises of Spectranetics business on September 4, 2008, and that Spectranetics did not and has not voluntarily waived any privileges with respect to those documents. The Offices acknowledge that Spectranetics promptly informed them that the Offices had likely taken certain privileged information in executing the search warrants and that the Offices agreed not to review such material as part of its investigation, thereby assuring that no privileges were waived. Spectranetics agrees that any disclosure of material or information to these Offices since January 1, 2009, that might otherwise be protected under an attorney-client or any other privilege was done so by Spectranetics voluntarily and of its own free will, and further agrees that such disclosure was not predicate to the decision by these Offices to enter into this agreement with Spectranetics.
13. It is further understood that Spectranetics and these Offices shall disclose this Agreement to the public.
14. Nothing in this NPA affects in any way any civil, administrative, regulatory claims, causes of action, or rights of any federal or state agency.
15. Nothing in this NPA restricts in any way the ability of these Offices to investigate and prosecute any current or former Spectranetics officer, employee, agent, or attorney.

16. It is understood that this NPA is limited to Spectranetics and these Offices, and it cannot bind other federal, state, or local authorities. These Offices will bring this NPA and the cooperation of Spectranetics, including its compliance with its obligations under this NPA, to the attention of other prosecuting offices, if accurate and requested to do so.
17. It is understood that by signing this Agreement, the parties representing Spectranetics are certifying that they possess the authority to do so on behalf of Spectranetics, and have obtained all necessary authority from the Board of Directors of Spectranetics as required by the corporate by-laws that govern such grants or authority.
18. With respect to this matter, from the date of the execution of this Agreement forward, the Agreement supersedes all prior, if any, understandings, promises and/or conditions between these Offices and Spectranetics. No additional promises, agreements, and conditions have been entered into other than those set forth in this letter and none will be entered into unless in writing and signed by all parties.

Sincerely, DAVID GAOUETTE Acting United States Attorney
By:	/s/ Jaime Pena
JAIME PENA
Assistant U.S. Attorney 1225 17th Street Suite 700 Denver, CO 80202 (303) 454-0100 Jaime.Pena2@usdoj.gov

	/s/ John W. M. Claud	12/28/09
JOHN W. M. CLAUD
Trial Attorney Office of Consumer Litigation Department of Justice P.O. Box 386 Washington, D.C. 20044 (202) 514-5747 John.Claud@usdoj.gov Counsel for the United States

OF COUNSEL:
DAVID S. CADE
Acting General Counsel
MICHAEL M. LANDA
Acting Associate General Counsel
Food and Drug Division
ERIC M. BLUMBERG
Deputy Chief Counsel, Litigation
MICHAEL VARRONE
Associate Chief Counsel
U.S. Department of Health and
Human Services
Office of the General Counsel
5600 Fishers Lane, GCF-1
Rockville, Maryland 20857

AGREED AND CONSENTED TO

/s/ Emile Geisenheimer	12/17/2009
Emile Geisenheimer	Date
Chairman of the Board and Chief Executive Officer
The Spectranetics Corporation

APPROVED:

/s/ Peter Spivack	12/22/2009
Peter Spivack, Esq.	Date
Attorney for The Spectranetics Corporation

/s/ Michael Theis	12/18/2009
Michael Theis, Esq.	Date
Attorney for The Spectranetics Corporation

EXHIBIT A
In any criminal prosecution or regulatory action brought by the United States, the following statement shall be admissible against the Spectranetics Corporation (hereafter, “Spectranetics”) and/or any of its subsidiaries, as agreed to in Paragraph 11 of the Non-Prosecution Agreement.
Spectranetics is based in Colorado Springs, Colorado. Spectranetics manufactures medical lasers and peripheral devices associated with them. Those peripheral devices include catheters that serve as intravenous sleeves that contain optical fibers that deliver laser energy to the treatment location within the vasculature. Physicians use the lasers and peripheral devices to perform a number of different procedures, including atherectomies, which are types of procedures that remove plaque buildup from arteries or vein grafts in order to ease blood flow.
The U.S. Food and Drug Administration’s (“FDA”) Center for Devices and Radiological Health (“CDRH”) has determined that Spectranetics’ lasers are Class III medical devices. Spectranetics’ laser catheters are Class II and III devices.
CORAL and CORAL REEF Studies
Spectranetics is the holder of an FDA-approved pre-market application (“PMA”) for the CVX-300 Excimer Laser system, PMA P910001, for use in patients with coronary artery disease. As part of that PMA, FDA has approved the Spectranetics ELCA (“Excimer Laser Coronary Angioplasty”) Laser Catheters for the treatment of saphenous vein bypass grafts that have become occluded; that is, to remove arterial plaque constricting blood flow through the transplanted vessels that form the bypass.1 Spectranetics’ FDA-approved PMA does not include a conditional requirement that physicians also use distal protection when using the device. Distal protection is a device such as a mesh basket or other vascular safety device that collects plaque and other debris that may become dislodged during such procedures.
Spectranetics devised, implemented, and maintained a study named “CORAL” (COronary graft Results after Atherectomy with Lasers), which occurred between May 2003 and December 2004. CORAL’s clinical objectives were to: (1) test the ability of Spectranetics’ lasers to dissolve or disintegrate plaque, obviating the need for the use of distal protection; and, (2) study angiographic results and 30-day major adverse cardiac events (“MACE”) after procedures in which doctors used Spectranetics’ excimer laser. The procedures included in CORAL did not use distal protection.

[1]	Occluded vessels can be treated by either angioplasty, the widening of the vessel through the use of stents and balloons, or through atherectomy, the removal of plaque from the vessel.

The objective of CORAL was to compare the MACE rates from CORAL patients to those of a previous study in 2002, the “SAFER” study,2 that measured MACE rates in procedures using only stents and balloon catheters. The SAFER study concluded that distal protection was warranted in angioplasty procedures using stents and balloon catheters in order to markedly decrease the risk of adverse events.
Spectranetics compensated each participating doctor per patient whom he or she enrolled in the study, apart from the doctor’s Medicare or insurance billing for the procedure. Spectranetics maintained oversight over the study, and was fully aware of the results. The original enrollment goal of the study was for 250 patients. Following initial difficulty with enrollments, Spectranetics reduced the goal to 150 patients in late 2003 or early 2004. The final enrollment of 142 total patients consisted of 97 patients whose angiographic results Spectranetics actually assessed.
Also in 2003, Spectranetics initiated the CORAL REEF (COronary graft Results after Atherectomy with Laser: REtrieval of Emboli with a Filter) study, which enrolled ten patients. In CORAL REEF, the participating physicians used distal protection to collect embolic plaque and/or debris that lasers dislodged but did not disintegrate. The objective of CORAL REEF was to study outcomes after laser coronary atherectomy and stenting in saphenous vein bypass grafts, which included an analysis of embolic debris collected by use of distal protection. Spectranetics arranged for the examination of the volume and size of retrieved particles in order to demonstrate the feasibility of retrieval and measurement of debris produced by vascular intervention in vein grafts.
Spectranetics ended both CORAL and CORAL REEF in late 2004. MACE rates in the CORAL study were higher than expected. CORAL REEF ended upon its completed enrollment of ten patients.
A Spectranetics 10-Q filing with the Securities and Exchange Commission on May 11, 2005, summarized the results from CORAL and CORAL REEF.
Spectranetics first reported to the FDA a summary and bibliography of the results from the CORAL and CORAL REEF registries in its 2008 annual report for the CVX-300, which was filed in September 2009.

[2]	The Saphenous vein graft Angioplasty Free of Emboli Randomized (“SAFER”) trial was an 801-patient study in which patients undergoing saphenous vein graft intervention underwent either stenting with a conventional guidewire or stenting with a distal protection device.

FMD Guidewires
From approximately May 2005 until November 2007, Spectranetics was negotiating with Japanese manufacturer Future Medical Design Co., Ltd. (“FMD”) to become a distributor for catheter guidewires that FMD would produce in Japan. During the relevant time period, no catheter guidewires manufactured by FMD were the subject of: (1) an FDA-approved pre-market approval application, under 21 U.S.C. § 360e(a)(2) and 21 C.F.R. Part 814; (2) a “510(k) clearance” based on substantial equivalency to a device already placed into one of the three statutory classification categories, under 21 U.S.C. §§ 360c(a)(1) and 360(k) and 21 C.F.R. Part 807 — Subpart E; (3) an investigational device exemption under 21 U.S.C. § 360j(g), for the use of a device on humans on an experimental basis; or (4) an exemption for certain devices as set forth in 21 U.S.C. § 360(l).
Spectranetics, through the actions of officers, managers, agents, and other employees acting on behalf of Spectranetics, caused the FMD guidewires, which lacked FDA approval and clearance, and lacked any exemption from such approval or clearance, to be imported into the United States, and, knowing the devices did not have FDA approval or clearance, or an exemption from such approval or clearance, distributed them in interstate commerce to physicians for use in humans. Spectranetics concluded that no more than ten wires were distributed for such purposes. Certain Spectranetics officers, managers, agents, and other employees involved in this distribution were aware that the physicians were using guidewires that lacked approval, clearance, or any exemption from approval or clearance. Upon their entry into the United States, the guidewires were not accurately declared or classified to Customs as medical devices or medical equipment by the individuals who brought them in, or caused them to be imported.
BMT Balloons
From approximately October 2007 until September 2008, Spectranetics was also negotiating with German manufacturer Bavaria Medizin Technologie (“BMT”) to become a distributor for Percutaneous Transluminal Angioplasty (“PTA”) balloons, which BMT manufactures in Germany. Additionally during this time, certain Spectranetics officers, managers, agents, and other employees accepted receipt from BMT of guidewires manufactured by BMT. During the relevant time period, neither PTA balloon catheters nor guidewires manufactured by BMT were the subject of an FDA-approved pre-market approval application, under 21 U.S.C. § 360e(a)(2) and 21 C.F.R. Part 814; (2) a “510(k) clearance” based on substantial equivalency to a device already placed into one of the three statutory classification categories, under 21 U.S.C. §§ 360c(a)(1) and 360(k) and 21 C.F.R. Part 807 — Subpart E; (3) an investigational device exemption under 21 U.S.C. § 360j(g), for the use of a device on humans on an experimental basis; or (4) an exemption for certain devices as set forth in 21 U.S.C. § 360(l).

Spectranetics, through the actions of officers, managers, agents, and other employees acting on behalf of Spectranetics, caused the BMT balloons, which lacked FDA approval and clearance, and lacked any exemption from such approval or clearance to be imported into the United States and, knowing the devices did not have FDA approval or clearance, or an exemption from such approval or clearance, distributed them in interstate commerce to physicians for use in humans. Spectranetics concluded that no more than five balloons were distributed for such purposes. Certain Spectranetics officers, managers, agents, and other employees involved in this distribution were aware that the physicians were using balloons that lacked approval, clearance, or any exemption from approval or clearance. Upon their entry into the United States, the balloons were not accurately declared or classified to Customs as medical devices or medical equipment by the individuals who brought them in, or caused them to be imported.
The Offices’ Investigation and Responsive Corporate Actions
As discussed above, on September 4, 2008, agents from FDA’s Office of Criminal Investigations and from Immigrations and Customs Enforcement executed a federal search warrant at Spectranetics corporate headquarters in Colorado Springs, Colorado. After the execution of the search warrant, Spectranetics revised its FDA compliance procedures, and its internal investigation determined that wrongdoing was limited to a certain number of officers, managers, agents, and other employees.
Spectranetics has cooperated with these Offices in their investigation into any wrongdoing committed by officers or employees, and continues to do so. Spectranetics has also taken remedial measures, including but not limited to: (1) responsive personnel actions; (2) disclosing its own research and scientific information relating to the above described incidents that was helpful to the investigation by these Offices; (3) providing additional specific company wide formal training on FDA compliance procedures; (4) issuing further FDA compliance guidelines to all of its officers or employees; (5) continuing to retain and consult with counsel familiar with FDA laws and regulations; (6) improving its FDA compliance hotline complaint process, and providing additional training to compliance personnel on procedures for investigating complaints; (7) creating a corporate compliance charter and compliance auditing system; and (8) appointing a Chief Compliance Officer.